EXHIBIT 10.2


                               Deer Trail Mine
                            Development Agreement
                               October 5, 1998



Parties to the Agreement:

Ray Brown, President
UNICO (AZ Corp - OTC Traded)
P. 0 Box 777
Magalia, Ca 95954
Tel/Fax. (530) 873-4394

Gilbert Windheim, President
3 Washington Square, Suite 1-D
Guilderbrook, Inc. (NY Closely Held Corp.)
Larchmont, NY 10538
Tel/Fax (914) 834-O171

David Poisson, President
Aurora Resources & Mining Corp (NV Closely Held Corp.)
848 N. Rainbow B1vd., #315
Las Vegas, NV 89107
Tel: (702) 365-7690
Fax: (702) 365-7725

     The parties above have discussed and agreed to jointly provide the necessary financial and management resources to retain Deer Trail mine, Marysvale, Utah, as a leasee, and provide project management with additional necessary mining equipment to put the mine into productive operation for galena and gold ore. The immediate objective is to make the mine operational so cash flow from galena and gold will take place within the next 60 days.

     The parties above agree:

A. UNICO has made a significant investment in obtaining mine permits and physical repair to the Deer Trail PTH tunnel in order to access the viable minerals contained in the mine. UNICO is the leasee of the claims. The leasor is Crown Mining Co. of Dallas, Texas. The leasor has given written contractual notice to the leasee, UNICO, to pay back lease payments or abandon the mine. This notice has a deadline of early October 1998. UNICO is without any financial resources at this time and cannot financially correct the lease default notice at this time.

B. Guilderbrook, Inc. management is knowledgeable about the details of the Deer Trail Mine resources and the financial circumstances that subject the mine to possible loss. Guilderbrook, Inc. has therefore, agreed that:

      1. They will provide $60,000 USD in cash to UNICO to correct the past due lease deficiency; and $9,000 USD per month for future lease payments. For this, Guilderbrook, Inc. will receive twenty-five percent (25%) of the net profits from the mine operations subsequent ore sales. This includes all ore mined at the Deer Trail Mine.

      2. At a time in the future when buying out the leasor's mine rights is appropriate, Guilderbrook, Inc. will also put up the twenty-five percent (25%) of the buyout capital to buy out the lease. After this purchase of the mine from the leasor, the net profit plus the five percent (5%) net- smelter-return would be also shared by Guilderbrook, Inc. on a twenty-five percent (25%) basis. UNICO will share on a twenty-five percent (25%) basis and Aurora Resources & Mining Corp on a fifty percent (50%) basis.

C. Aurora Resources & Mining Corp., David Poisson, President, has agreed to provide the mine operations management along with other necessary additional equipment to begin mining operations at the Deer Trail Mine. This would be done with Aurora's financial and additiona1 capital equipment resources. As a result, this would entitle Aurora Resources & Mining Corp a fifty percent (50%) net profit from all mined ore sales.

      This aurora investment or mining activity would not be started until such time as UNICO and Guilderbrook, Inc financially re-establish the mine lease for UNICO with the leasor, Crown Mining Co.

      At a future time, buy out of the current leasor's right to the mine will require Aurora to contribute fifty percent (5O%) of the buy-out amount. This is for the approximate 33 patented and approximate 137 unpatented Deer Trail mining rights claims. Similarly, UNICO will contribute twenty- five percent (25%) and Guilderbrook, Inc. will contribute twenty-five percent (25%) of the claims purchase price.

D.   Option to purchase mining leases from Crown Mining Co.

     1. On exercise of the option, each of the three parties, UNICO, Guilderbrook, Inc. and Aurora Resources & Mining Corp., will have full ownership in their percentage of the property, rights and privileges unencumbered equally.

     2. Following lease buy out from Crown Mining Co. the additional net-smelter-return would also be shared on the basis of:

            UNICO                   twenty-five percent (25%)
            Guilderbrook, Inc.      twenty-five percent (25%)
            Aurora Resources        fifty percent (50%)

     3.    UNICO will continue to be the leaseholder and operator.

     Therefore, all parties above are in accord as to one another's responsibilities and commitments under this Agreement, and set forth their true signatures below under witness. All parties agree that faxed copies of this Agreement with signatures are legally binding.


/s/ Ray Brown           10/9/98        /s/ Dana Burgess          10/9/98
--------------------    ---------      ------------------------  --------
Ray Brown, President    Date              Witness                 Date
Unico


/s/ Gilbert Windheim    10/9/98        /s/ Joan Bobley Kimche    10/9/98
---------------------   ---------      ------------------------  ---------
Gilbert Windheim,       Date              Witness                 Date
President,
Guilderbrook, Inc.


/s/ David F. Poisson    10/8/98        /s/ Dana Burgess          10/8/98
---------------------   -------       -------------------------  ---------
David F. Poisson,       Date              Witness                 Date
President
Aurora Resources and Mining Corp.